Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated July 12, 2006, except for Note 18, which is dated September 18, 2006, relating to the consolidated financial statements of Home Inns & Hotels Management Inc. and our report dated July 12, 2006, relating to the consolidated financial statements of Home Inns Hotel Management (Beijing) Co., Ltd, which appear in such Registration Statement. We also consent to the references to us under the headings “Our Summary Consolidated Financial and Operating Data,” “Home Inns Beijing’s Summary Consolidated Financial Data,” “Our Selected Consolidated Financial Data,” “Home Inns Beijing’s Selected Consolidated Financial Data,” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Shanghai, People’s Republic of China

October 13, 2006